EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1, of our report dated  December 29, 2011, relating to the financial statements of Infinity China 1 Acquisition Corporation (a corporation in the development stage) and to the reference to our Firm under the caption “Experts” in the Prospectus.

Tel Aviv, Israel
December 29, 2011

Ziv Haft
Certified Public Accountants (Isr)
BDO Member Firm